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                                                                    EXHIBIT 12.1


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)

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

                                                                     YEAR ENDED DECEMBER 31
                                                     -----------------------------------------------------
                                                        1998       1997       1996      1995       1994
                                                     ---------  ---------  ---------  ---------  ---------
Income before provision for income taxes
   and minority interest per statement of
   consolidated operations ....................      $  35,333  $  42,297  $  17,061  $   5,113  $ (21,110)

Adjusted for:
   Unconsolidated Subsidiaries ................            809     (1,411)      (636)       (65)    (3,409)
   Lease payment for San Angelo
     manufacturing and storage facility not
     included in income .......................         (2,715)    (2,148)    (2,148)    (2,148)    (2,148)

   Provision for leasehold impairment of the
     lease for San Angelo manufacturing and
     storage facility .........................             --         --         --         --     23,551

Add:
   Portion of rents representative of the
     interest factor (including San Angelo
     manufacturing and storage facility) ......          3,064      2,738      2,354      2,343      2,240
   Interest on indebtedness ...................         13,608      3,848      2,691      1,748        263
   Amortization of debt expense and premium ...          1,064        440        102         63         11
                                                     ---------  ---------  ---------  ---------  ---------
       Income as adjusted .....................      $  51,163  $  45,764  $  19,424  $   7,054  $    (602)
                                                     =========  =========  =========  =========  =========

Fixed Charges:
   Interest on indebtedness
     PESCO (including consolidated
     subsidiaries) ............................      $  13,608  $   3,848  $   2,691  $   1,748  $     242
     Unconsolidated Subsidiaries ..............             --         --         --         --         21
                                                     ---------  ---------  ---------  ---------  ---------
                                                 (A) $  13,608  $   3,848  $   2,691  $   1,748  $     263
                                                     =========  =========  =========  =========  =========

   Amortization of debt expense and premium ...  (B) $   1,064  $     440  $     102  $      63  $      11
   Capitalized interest (including
     unconsolidated subsidiaries) .............  (C) $     172  $      44  $      --  $     114  $     163

Rents:
   PESCO (including consolidated
   subsidiaries and San Angelo
   manufacturing facility) ....................      $   9,192  $   8,215  $   7,063  $   7,030  $   6,720
   Portion of rents representative of interest
     factor ...................................  (D) $   3,064  $   2,738  $   2,354  $   2,343  $   2,240

Fixed Charges (A+B+C+D) .......................      $  17,908  $   7,070  $   5,147  $   4,268  $   2,677

Ratio of Earnings to Fixed Charges ............           2.86       6.47       3.77       1.65      (.22)
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